                                                                    Exhibit 4.11


                       CONDITIONAL ASSIGNMENT OF ACCOUNTS

THIS AGREEMENT is made on 12 March 1998

BETWEEN:

(1) NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED, a public limited company duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 9, UM Tower, 16th Floor, Kwaeng Suanluang, Khet Suanluang, Bangkok, Thailand (the "Assignor");

(2) The financial institutions whose names are listed in Exhibit 1 (the "Thai Lenders") represented by THE INDUSTRIAL FINANCE CORPORATION OF THAILAND, a corporation duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 1770 New Petchburi Road, Bangkok 10320, as Facility Agent for the Thai Lenders (the "Thai Facility Agent");

(3) THE CHASE MANHATTAN BANK, a company duly organized and validly existing under the laws of the State of New York, having its registered office at 450 West 33rd Street, New York, New York, U.S.A., having its branch office in Bangkok, Thailand, located at 20 North Sathorn Road, Silom, Bangrak, Bangkok 10500, acting as the Trustees and the Debenture Trustee (as defined below);

AND

(4) THE CHASE MANHATTAN BANK as collateral agent (the "Collateral Agent").

WHEREAS:

A. The Assignor and the Thai Lenders entered into a credit facility agreement dated 27 September 1995 (the "CFA") whereunder credit facilities of Baht 3,300,000,000 and US$308,000,000 have been granted;

B. The Assignor intends to procure financing from abroad by having NSM Steel Company, Ltd. ("NSM Cayman"), a company incorporated under the laws of the Cayman Islands and in which the Assignor holds 100 percent of its shares, and NSM Steel (Delaware) Inc., a company incorporated under the laws of the State of Delaware, the United States, a wholly owned subsidiary of NSM Cayman (hereinafter collectively referred to as the "Note Issuers"), acting as agent of NSM Cayman pursuant to an agency agreement, issue US$452,500,000 of indebtedness comprised of (a) US$249,000,000 (aggregate principal amount at maturity) of 12% Senior Mortgage Notes Due 2006 (the "Senior Notes") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Note Indenture"), among the Note Issuers, the Assignor and The Chase Manhattan Bank ("Chase"), as trustee (the "Senior Notes Trustee"), (b) the US$203,500,000 (aggregate principal amount at maturity) of 12 1/4 Senior Subordinated Mortgage Notes Due 2008 (the

      "Senior Subordinated Notes" and together with the Senior Notes, the "Notes"), which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Subordinated Note Indenture", and together with the Senior Note Indenture, the "Indentures") among the Note Issuers and Chase, as trustee (the "Senior Subordinated Notes Trustee" and together with the Senior Notes Trustee, the "Trustees"), with warrants to purchase 74,476,809 (Seventy Four Million Four Hundred Seventy Six Thousand Eight Hundred and Nine) ordinary shares of the Assignor, and (c) a private placement consisting of US$53,133,016 (aggregate principal amount at maturity) of 12 3/4% Subordinated Second Mortgage Debentures Due 2009 (the "Debentures") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Debenture Indenture"), among the Note Issuers, the Assignor and Chase, as trustee (the "Debenture Trustee") and 64,417,180 ordinary shares of the Assignor;

C. The Assignor has entered into an amendment to the CFA (the "CFA Amendment") with the Thai Lenders dated 12 March 1998 for the amendment of certain terms and provisions to facilitate the Assignor's additional financing (the CFA and the CFA Amendment, collectively, the "Bank Credit Facility"), including but not limited to, an agreement the Assignor entered into with the Thai Lenders, the Trustee and the Debenture Trustee dated 12 March 1998 to set forth arrangements for the Thai Lenders and holders of the Notes and the Debentures to share certain collateral (the "Security Sharing Agreement"); and

D. Pursuant to the terms of the Security Sharing Agreement, the Assignor, the Thai Lenders, the Thai Facility Agent, the Trustees, the Debenture Trustee, and the Collateral Agent agree to enter into this Agreement as security for the Obligations (as defined hereunder).

IT IS AGREED as follows:

1.    DEFINITIONS

1.1 Except as otherwise provided herein, words and expressions in this Agreement shall have the same respective meanings as defined in the Bank Credit Facility, the Indentures, the Debenture Indenture, and the Security Sharing Agreement:

      "Accounts" means those accounts set forth in Exhibit 4 and all rights relating thereto, together with any substitute account or accounts opened from time to time;

      "Account Banks" means each of the commercial banks or financial institutions listed in Exhibit 4 and/or such other bank at which the Accounts or any of them are maintained, and any assignor or successor thereof;

      "Obligations" means all present and future obligation and liabilities of the Assignor under the Bank Credit Facility, the Notes, the Indentures, the Debentures, the Debenture Indenture and the Security Sharing Agreement; and

1.2   Any reference in this Agreement to:

      (i) any agreement or document shall be read and construed as a reference to such agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

      (ii) any party shall be construed so as to include its respective successors, permitted assigns and transferees in accordance with its respective interests;

1.3   Words denominating the singular include the plural and vice versa.

1.4   Section headings are for reference only.

2.    ASSIGNMENT

2.1 To secure the due and punctual payment and performance by the Assignor of the Obligations, the Assignor hereby conditionally assigns to the Collateral Agent for the benefit of the Thai Lenders, the holders of the Notes and the Debenture holders (as a second priority lien), the Accounts, and the Collateral Agent hereby accepts all such rights, title and interest provided that such assignment is conditional and shall become effective if and only if, after an enforcement notice in the form attached as Exhibit 3 (an "Enforcement Notice") confirming that the assignment has become effective and enforceable in accordance with the terms of this Agreement is delivered to the Account Banks and the Assignor. The right to cause such assignment to become effective is an absolute discretionary right of the Thai Lenders, the holders of the Notes, and as the case may be, the Debenture holders (as a second priority lien), who shall have no obligation to cause such assignment to become effective and who shall have the option within their absolute discretion to decide at any time after the occurrence of an Event of Default (as defined in the Bank Credit Facility, the Indentures and the Debenture Indenture, as the case may be) whether or not to cause the assignment under this Clause 2.1 to become effective, provided that no such Enforcement Notice shall be delivered by the Collateral Agent unless it has received a Notice of Actionable Default (as defined in the Security Sharing Agreement) and the provision of
      Section 4 of the Security Sharing Agreement have been complied with (including, without limitation, Section 4.2(b) thereof).

2.2 Notwithstanding the conditional assignment contained in Clause 2.1, the Assignor shall at all times remain liable to perform all of its obligations under the Bank Credit Facility, the Indenture, and the Debenture Indenture, and to comply with the terms and conditions of operation of and its obligations in relation to the Accounts until the conditional assignment under Clause 2.1 comes into effect by delivery of an Enforcement Notice.

2.3 Nothing herein contained shall constitute or be deemed to constitute a novation or settlement of any obligations (including, without limitation, the Obligations) or indebtedness, nor shall it be construed as an assumption or acceptance by the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee (as a second priority lien), of any obligations of the Assignor in respect of the Accounts.

3.    PERFECTION OF ASSIGNMENT

3.1 Immediately upon the execution of this Agreement, the Assignor shall give notice to the Account Banks in the form set out in Part A of Exhibit 2, and shall use its reasonable efforts to procure that as soon as practicable the Account Banks acknowledge receipt thereof in the form set out in Part B of Exhibit 2 hereto or, in such case, in such other form as may be reasonably acceptable to the Collateral Agent.

3.2 The Assignor shall comply with the terms of each of the notices given pursuant to Clause 3.1 and shall not take or omit to take any action, the taking or omission of which might otherwise result in the alteration or impairment of any of the rights assigned hereunder or any of its obligations or the rights of the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee (as a second priority lien) under this Agreement.

4.    ENFORCEMENT

      In accordance with the Security Sharing Agreement, at any time following the service of an Enforcement Notice (which may only be served pursuant to Clause 2.1 of this Agreement), the Collateral Agent may:

      (a) exercise any rights acquired by it in respect of the Accounts pursuant to this Agreement in all respects as though originally named as the holder of the relevant Accounts assigned pursuant to this Agreement in place of the Assignor; and

      (b) otherwise put into force and effect all rights, powers and remedies available to it at law or otherwise as assignee of all or part of the rights and interests which are assigned pursuant to this Agreement.

5.    CONTINUING SECURITY

5.1 This Agreement and the assignment created by or pursuant hereto shall be in addition to, independent of, without prejudice to, and shall not be in substitution for or merge with, any other rights, security, guarantee, indemnity or suretyship now held or which may hereafter be held by the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee (as a second priority lien), for the due payment and performance by the Assignor of the Obligations.

5.2 This Agreement and the assignments and transfer herein contained shall be a continuing security and shall remain in full force and effect notwithstanding the liquidation, bankruptcy or other incapacity of the Assignor or any amalgamation or reconstruction of the Assignor or any change in the constitution thereof or any settlement of account, intervening payment or the extinction of any or all indebtedness by whatever reason (other than by full performance and discharge of the Obligations) or other matter or thing whatever.

5.3   If after the date of this Agreement:

      (a) any settlement or discharge of any or all of the Obligations of the Assignor is nullified for any reason whatsoever; and/or

      (b) an order or judgment is made against the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee or the Debenture holders, under Section 237 of the Civil and Commercial Code of Thailand (or any modification or re-enactment thereof) or under any of Sections 113, 114 and 115 of the Bankruptcy Act of Thailand (or any modification or re-enactment thereof) directing the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee or the Debenture holders, to pay any sum received or held by them from the Assignor or any other person to settle all or part of the debt of the Assignor to an official receiver, a liquidator or a creditor of the Assignor;

      then the returned moneys, losses, damages, costs and expenses of the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee or the Debenture holders, arising as a result of such nullified settlement or discharge, and/or (as the case may be) the sum paid by it pursuant to such order or judgement shall be recoverable from the Assignor on demand.

6.    FURTHER ASSURANCES

6.1 The Assignor shall at any time at the reasonable request of the Collateral Agent and at the cost and expense of the Assignor, promptly sign, seal, execute and deliver such deeds, instruments, notices and documents (including, further legal or other transfers or assignments) and do such acts and things as may reasonably be required by the Collateral Agent for the purpose of maintaining, perfecting, protecting, defending, enforcing or securing the obligations of the Assignor hereunder and the encumbrances arising under or constituted by or pursuant to this Agreement (or purported to be created by or constituted by or pursuant to this Agreement) or for facilitating the exercise or, as the case may be, realization thereof and the exercise of all other powers, authorities and discretion vested in the Collateral Agent.

6.2 The Collateral Agent shall, without prejudice to other rights, powers and privileges under this Agreement, be entitled (but shall be under no obligation), at any time and as often as it may reasonably consider to be necessary, to take any such action and/or demand additional documents and instruments from the other party (in which case the Assignor undertakes to use its best endeavors to procure such documents or instruments from such person) for the purpose of protecting the rights constituted by this Agreement.

6.3 The Assignor hereby agrees to indemnify the Collateral Agent on demand against any and all costs, losses, expenses or liabilities incurred by or imposed on the Thai Facility Agent, the Thai Lenders, the Trustees, the Debenture Trustee or the Collateral Agent in connection with actions taken concerning the perfection and/or protection of the rights and/or security interest referred to in this Clause 6.

7.    FILINGS, RECORDS, INSPECTION

      Except as otherwise permitted hereunder, the Assignor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any other encumbrance with respect to the Assigned Assets in which the Collateral Agent are not named as the sole first secured party for the benefit of the Thai Lenders and the Trustees and the sole second secured party for the benefit of the Debenture Trustee or Debenture holders. The Assignor shall permit representatives of the Collateral Agent upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Accounts.

8.    REMEDIES AND WAIVERS

8.1 Any receipt, release or discharge of the assignment provided by, or of any liability arising under, the Accounts may be given by the Collateral Agent alone and shall not release or discharge the Assignor from any liability for the same or any other moneys which may exist independently of this Agreement. Where such receipt, release or discharge relates only to part of the Accounts, such receipt, release or discharge shall not prejudice or affect the assignment hereby created in relation to the remainder of the Accounts.

8.2 The Collateral Agent may in its discretion grant time or other indulgence, or make any other arrangement variation or release, with the Assignor or any other person (whether or not party hereto and whether or not jointly liable with the Assignor) in respect of all the obligations or of any other security therefor or guarantee in respect thereof without prejudice either to the assignment constituted by or pursuant to this Agreement or to the liability of the Assignor for the Obligations.

8.3 The rights, powers and remedies provided in this Agreement are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers and remedies provided by law.

8.4 No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising any of the rights, powers and remedies provided for by this Agreement or by law shall operate as a waiver thereof, nor shall any single or partial waiver of any such rights, powers or remedies preclude any further or other exercise of such rights, power or remedies or the exercise of any other of such rights, powers or remedies.

9.    SUCCESSORS AND ASSIGNS

      This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, and transferees, provided that the Assignor may not assign or transfer all or any part of its rights or obligations under this Agreement.

10.   RELEASE AND REASSIGNMENT

      Immediately after the Assignor has finally paid and satisfied to the Thai Lenders, the Trustees and the Debenture Trustee in full the Obligations, the Collateral Agent shall, at the request and cost of the Assignor, promptly reassign, without warranty, to the Assignor the rights, assigned to it hereunder or such part of it as then remains assigned in favour of the Collateral Agent and/or release the encumbrances created pursuant hereto, provided that any release, settlement, discharge or termination of this Agreement and/or any such reassignment shall, unless otherwise agreed in writing by the Thai Lenders, Trustees or, as the case may be, the Debenture Trustee (in connection with its second priority lien), be upon the express condition that such release, settlement, discharge, termination and/or reassignment shall become void and of no effect and Clause 5.3 shall apply if any security or payment on the faith of which such release, settlement, discharge, termination and/or reassignment is given or made shall at any time thereafter be nullified or subject to an order or judgment described in Clause 5.3.

11.   SEVERABILITY

      If at any time any one or more of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

12.   NOTICES

      Any notice or communication under or in connection with this Agreement shall be given in accordance with Section 12 of the Security Sharing Agreement and the provisions of such agreement shall apply hereto mutatis mutandis.

13.   LAW

      This Agreement shall be governed by and construed in accordance with the laws of Thailand.

14.   AMENDMENTS

      The terms of this Attachment may be waived, altered or amended only by an instrument in writing duly executed by the Assignor and the Collateral Agent in accordance with Section 17 of the Security Sharing Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed.

NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED as the Assignor


By: /s/ Sawasdi Horrungruang
    -----------------------------------
Title:  Chairman


THE INDUSTRIAL FINANCE CORPORATION OF THAILAND as Thai Facility Agent for the Thai Lenders


By: /s/ [ILLEGIBLE]
    ----------------------------------
Name:
Title:


THE CHASE MANHATTAN BANK
as Trustees and Debenture Trustee


By: /s/ [ILLEGIBLE]
    ----------------------------------
Name:
Title:


THE CHASE MANHATTAN BANK
as Collateral Agent


By: /s/ [ILLEGIBLE]
    ----------------------------------
Name:
Title:

                                    EXHIBIT 1

                                The Thai Lenders

1.    The Industrial Finance Corporation of Thailand
2.    Thai Farmers Bank Public Company Limited
3.    Siam City Bank Public Company Limited
4.    The Government Savings Bank
5.    First Bangkok City Bank Public Company Limited
6.    Nakornthon Bank Public Company Limited
7.    SCF Finance and Securities Public Company Limited
8.    Siam City Credit Finance and Securities Public Company Limited

                                    EXHIBIT 2

                                     Part A

                        Notice of Conditional Assignment

Date:       12 March 1998

To:         The Chase Manhattan Bank
            20 North Sathorn Road
            Silom, Bangrak
            Bangkok 10500

Dear Sirs,

We refer to the Revenue Account and the Operating Account opened with you, by, and in the name of, Nakornthai Strip Mill Public Company Limited (the "Assignor"), (the "Accounts", which expression includes any substitute account opened therefor).

We hereby give you notice that pursuant to a Conditional Assignment of Accounts dated 12 March 1998 (the "Assignment") between the Assignor, the Thai Lenders, the Trustees, the Debenture Trustee and the Collateral Agent (as defined therein), the Assignor has assigned to the Collateral Agent for the benefit of the Thai Lenders and the holders of the Notes and the Debentures, the Accounts and all of the Assignor's rights, entitlements and benefits in respect of the Accounts (including its rights to withdraw and receive monies therefrom). Words and expressions defined or referred to in the Assignment shall, unless the context requires otherwise, have the same meanings when used herein.

The conditional assignment shall become effective and binding upon giving an Enforcement Notice to you confirming that the conditional assignment has become effective at which time the Thai Lenders and the holders of the Notes and the Debentures shall acquire all rights, title and interest in the Accounts identical to those of the Assignor.

This Notice shall not be revocable without the Collateral Agent's prior consent. This Notice is governed by and construed in accordance with the laws of Thailand.

Please acknowledge receipt of this Notice and your agreement to the Assignment in the form of acknowledgement attached hereto (the "Acknowledgement") by signing and returning one copy of the Acknowledgement to the Collateral Agent at and another copy to the Assignor.

Yours faithfully,
NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED


By: /s/
    ----------------------------------
Name:
Title:


We confirm our agreement with the foregoing.

THE CHASE MANHATTAN BANK

By: /s/
    ----------------------------------
Name:
Title:

Attachment:  Acknowledgement of the Account Bank

                                     Part B

                                 Acknowledgement


To:         THE CHASE MANHATTAN BANK
            20 North Sathorn Road
            Silom, Bangrak
            Bangkok 10500

            NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED
            No. 9, UM Tower, 16th Floor
            Kwaeng Suanluang, Khet Suanluang
            Bangkok,

We hereby acknowledge receipt of a notice of assignment of which this is a copy and consent and agree, for ourselves and our successors and assigns, to the terms thereof and of the Assignment. Words and expressions defined or referred to in the Assignment shall, unless the context requires otherwise, have the same meanings when used herein. We now undertake and confirm to you that:

(i) we agree to the Assignment and will give to the Collateral Agent notice of any breach of any agreement governing the Accounts by the Assignor as soon as we become aware of it;

(ii) we will upon receipt of an Enforcement Notice pay all amounts outstanding in the Accounts to such person or account as the Collateral Agent may nominate from time to time;

(iii) we have not received any other notice of assignment nor consented to any other assignment of rights to the Accounts;

(iv) we agree (in the event the conditional assignment in Clause 2.1 of the Assignment becomes effective) to the assignment of all rights of the Assignor to the Collateral Agent for the benefit of the Thai Lenders and the holders of the Notes and the Debentures pursuant to the Assignment and agree to sign such documents as may be reasonably requested to record the said assignment;

(v) the Thai Lenders, the Trustees, the Debenture Trustee and/or the Collateral Agent are not liable to perform any of the obligations assumed by the Assignor under such Accounts nor liable for the consequences of non-performance;

(vi) we agree to abide by all the terms and conditions of the Assignment and to act accordingly upon our receipt of a written notice and/or instruction from the Collateral Agent or any successor of the Collateral Agent; and

(vii) this Acknowledgement is governed by and construed in accordance with the laws of Thailand.

Yours faithfully,


----------------------
For and on behalf of
The Chase Manhattan Bank
As Account Bank
[Date]

                                    EXHIBIT 3

                           Form of Enforcement Notice

To:    (1)   NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED
             No. 9, UM Tower, 16th Floor
             Kwaeng Suanluang, Khet Suanluang
             Bangkok

       (2)   THE CHASE MANHATTAN BANK
             20 North Sathorn Road
             Silom, Bangrak
             Bangkok 10500

[date]

Dear Sirs,

We refer to:

(a)   the following Accounts as listed in the attached:

(b) the Conditional Assignment of Accounts dated 12 March 1998 (the "Conditional Assignment") between Nakomthai Strip Mill Public Company Limited (the "Assignor"), the Thai Lenders, the Trustees, the Debenture Trustee and the Collateral Agent (as therein defined):

(c) the notice of conditional assignment dated [o] given to you by the Assignor and confirmed by the Collateral Agent in respect of the Conditional Assignment.

Words and expressions defined in the Conditional Assignment (whether expressly therein or by cross-reference to another document) and used herein shall, unless the context otherwise requires, have the same meanings when used herein.

We hereby notify you that we have received Notice of an Actionable Default and that we have been directed to deliver this Enforcement Notice in accordance with the provisions of Section 4 of the Sharing Agreement.

We hereby confirm that this Enforcement Notice is delivered pursuant to and for the purposes of Clause 2.1 of the Conditional Assignment so as to take effect in accordance with the terms thereof such that with effect from the date hereof the assignment by the Assignor to the Thai Lenders and the holders of the Notes and the Debentures has taken effect in relation to all of the rights and interests in and to the Account(s) expressed to be assigned to the Thai Lenders and the holders of the Notes and the Debentures pursuant to Clause 2.1 of the Conditional Assignment.

This Enforcement Notice and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Thailand.


Your faithfully,

THE CHASE MANHATTAN BANK
As Collateral Agent, for and on behalf of the Thai Lenders, the Trustees and the Debenture Trustees
[o]

By:
   ----------------------

                                    EXHIBIT 4

                               Details of Accounts

The Chase Manhattan Bank, Bangkok Branch

1)    Type: corporate savings A/C - Baht, non-interest bearing
      A/C Name:  Nakornthai Strip Mill Public Co., Ltd. - Onshore Baht Revenue
                 Account
      A/C No. 6580116868

2)    Type: corporate savings A/C - US$, non-interest bearing
      A/C Name:  Nakornthai Strip Mill Public Co., Ltd. - Onshore USD Revenue
                 Account
      A/C No. 6581115463

3) Type: corporate savings A/C - Baht, non-interest bearing (with check book) A/C Name: Nakornthai Strip Mill Public Co., Ltd. - Baht Operating Account A/C No. 6580116876

4)    Type: corporate savings A/C - US$, interest bearing
      A/C Name: Nakornthai Strip Mill Public Co., Ltd. - USD Operating Account A/C No. 6581115471